EXHIBIT 10.56

GWL Loan No. 153763 through 153765

LOAN AGREEMENT

by and between

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY, as Lender

and

IIT SUGARLAND INTERCHANGE DC LP,

IIT ATLANTA LIBERTY DC LLC, and

IIT YORK-WILLOW SPRINGS DC LLC,

as Borrower

LOAN AGREEMENT

THIS LOAN AGREEMENT is made as of this 17th day of June, 2011, by and between IIT SUGARLAND INTERCHANGE DC LP, a Delaware limited partnership (“IIT TX”), IIT ATLANTA LIBERTY DC LLC, (“IIT GA”), and IIT YORK-WILLOW SPRINGS DC LLC, (“IIT PA”), each a Delaware limited liability company (all of such entities, collectively, “Borrower”) and GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY, a Colorado corporation (“Lender”).

BACKGROUND

A. Borrower’s principal place of business is 518 17th Street, Suite 1700, Denver, CO 80202.

B. IIT TX is the fee owner of certain real estate located in Fort Bend County, TX, which is described more particularly on Exhibit A-1 attached hereto (the “TX Land”). IIT GA is the owner of a leasehold estate in certain real estate located in Henry County, GA, which is described more particularly on Exhibit A-2 attached hereto (the “GA Land”). IIT PA is the fee owner of certain real estate located in York County, PA, which is described more particularly on Exhibit A-3 attached hereto (the “PA Land”).

C. The TX Land, the GA Land and the PA Land are referred to hereinafter individually as a “Site” and collectively as the “Project”.

D. Pursuant to the Commitment (as hereinafter defined), Borrower and its affiliates have applied to Lender for loans in the aggregate principal amount of One Hundred Ten Million Dollars ($110,000,000.00). In accordance with Paragraph C.23 of the Commitment, such loan is being advanced in two stages. The first advance, which is being made to Borrower, shall be in the aggregate principal amount of $66,869,000.00 (the “Loan”). Lender has agreed to make the Loan on the terms and conditions contained herein. The amount of the second advance, if Borrower and its affiliates satisfy the terms of the Commitment for the funding thereof, shall be in the aggregate principal amount of $43,131,000.00(the “IL Advance”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1. DEFINED TERMS. The following terms as used herein shall have the following meanings:

Affiliate: a person or an entity that “Controls”, is “Controlled by”, or is “under Common Control with” the person or entity with respect to which the determination is to be made.

Agreement: This Loan Agreement.

Commitment: The Commitment Letter for the Loan dated June 2, 2011, issued by Lender to Borrower and accepted by Borrower’s Affiliate, IIT Acquisitions, LLC, on behalf of Borrower.

Appraisal: An appraisal prepared by a member of a national appraisal organization that has adopted the Uniform Standards of Professional Appraisal Practice (USPAP) established by the Appraisal Standards Board of the Appraisal Foundation. The appraiser shall use market standard assumptions and limiting conditions as reasonably determined by Lender, and the appraisal shall be in conformity with Lender’s appraisal guidelines.

Approved Lease: Any lease set forth on the Rent Roll and any future lease for all or part of any Site that is either (i) approved by Lender pursuant to Section 3.7 hereof, or (ii) that does not require Lender approval pursuant to Section 3.7 hereof.

Building Laws: All federal, state and local laws, statutes, regulations, codes, ordinances, orders, rules and requirements applicable to the development, construction, use, operation, management and maintenance of the Project, including without limitation, all access, building, zoning, planning, subdivision, fire, traffic, safety, health, labor, discrimination, wetlands, shoreline, and flood plain laws, regulations and ordinances, including, without limitation, all applicable requirements of the Americans with Disabilities Act of 1990, as amended, and all orders or decrees of any court adopted or enacted with respect thereto applicable to the Project, as any of the same may from time to time be amended.

Control, controls, and under Common Control with: with respect to any person or entity, either (i) ownership, directly or indirectly, of fifty and one-tenth percent (50.10%) or more of all equity interests in such entity, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, through the ownership of voting securities, by contract or otherwise.

Debtor: Individually, each of the entities comprising Borrower.

Default: Any event which, if it were to continue uncured, would, with notice or lapse of time or both, constitute an Event of Default (as such term is defined in Section 7.1 of this Agreement).

Default Rate: The default interest rate specified in the Notes.

ERISA: Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder from time to time.

Executive Order and Patriot Act: Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”) and Public Law 107.56, known as the Uniting and Strengthening America by Providing

Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”).

Governmental Approvals: The meaning set forth in Section 4.11 of this Agreement.

Governmental Authority: Any federal, state, county or municipal government, or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court or administrative tribunal.

IIT REIT: Industrial Income Trust Inc., a Maryland corporation

Improvements: Any building now or hereafter located on any Site.

Include or Including: Including, but not limited to.

Indemnitor: IIT Southwest Chicago/TX-GA-PA Holdco LLC, a Delaware limited liability company.

Internal Revenue Code: The Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder from time to time.

Knowledge: When used to modify a representation or warranty, actual knowledge.

Laws: Collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations, as any of the same may from time to time be amended.

Loan Documents: This Agreement, the Mortgage, the Notes, the Guarantees, the Indemnification Agreement, the other documents and instruments listed in Section 2.2 of this Agreement, and all other documents evidencing and/or securing the Loan, as originally executed or as any of the same may be hereafter amended from time to time, in writing.

Loan Maturity: The Maturity Date (as defined in the Note).

Loan Opening Date: The date of the initial disbursement of the Loan.

Loan Year: A period of 12 consecutive calendar months commencing on July 1, 2011 or any anniversary thereof.

Permitted Exceptions: Those matters listed in Schedule B of the title policies issued by the Title Insurer insuring the lien of the Mortgages and such other matters as Lender or its counsel may approve in writing after the date hereof.

Qualified Transferee: A real estate investment trust, listed property trust, savings and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund, pension advisory firm or entity sponsored by such a firm, mutual fund, government entity or plan, or entity engaged in the business of owning and operating commercial real estate properties (or any entity Controlled by or under Common Control with any of the foregoing entities), that: (i) has a minimum net worth of not less than One Hundred Million Dollars ($100,000,000.00); or (ii) if such entity is a single purpose entity, it has (or is under the Control of an entity that has) experience reasonably acceptable to Lender, in owning and operating properties similar to the Project, and it (or its Controlling entity) owns and/or manages (or retains a property manager reasonably acceptable to Lender), at least seven million (7,000,000) square feet of industrial space.

Rent Roll: The rent roll for the Project certified by Borrower as correct and complete delivered to Lender on or about the date hereof.

Title Insurer: Stewart Title Guaranty Insurance Company.

Defined terms may be used in the singular or the plural. When used in the singular preceded by “a”, “an”, or “any”, such term shall be taken to indicate one or more members of the relevant class. When used in the plural, such term shall be taken to indicate all members of the relevant class.

2. TERMS OF LOAN AND DOCUMENTS.

2.1 Agreement to Borrow and Lend. Subject to all of the terms, provisions and conditions set forth in this Agreement, Lender agrees to make and Borrower agrees to accept the Loan. Borrower agrees to pay all indebtedness evidenced and secured by the Loan Documents in accordance with the terms thereof.

2.2 Loan Documents. In consideration of Lender’s entry into this Agreement and Lender’s agreement to make the Loan, Borrower, on or about the date hereof, has executed and delivered to Lender the following documents:

(a) A promissory note in the original principal amount of $19,185,000.00 from IIT TX in favor of Lender; a promissory note in the original principal amount of $21,629,000.00 from IIT GA in favor of Lender; and a promissory note in the original principal amount of $26,055,000.00 from IIT PA in favor of Lender (individually, a “Note” and collectively, the “Notes”);

(b) First mortgages or deeds of trust (collectively, “First Mortgage”) encumbering each Site and securing the Note from the Debtor owning each such Site;

(c) Second mortgages or deeds of trust (collectively, “Second Mortgage”) encumbering each Site and securing each Debtor’s Guaranty (the First Mortgage and the Second Mortgage, collectively, the “Mortgage”);

(d) Assignments (collectively, “Assignments of Leases”) of all rents, income, issues and profits of, and all leases, licenses, concessions and other similar agreements affecting each Site;

(e) Guarantees from each Debtor of all of the Notes (other than the Note executed by such Debtor (individually, a “Guaranty” and collectively, the “Guarantees”);

(f) Uniform Commercial Code financing statements naming each Debtor, as debtor, with respect to all of its personal property, if any, located at each Site;

(g) An indemnity agreement from Borrower and Indemnitor with respect to certain matters regarding the environmental condition of the Project (the “Environmental Indemnity”);

(h) An indemnification agreement from Indemnitor pursuant to which Indemnitor guarantees to Lender the exceptions to non-recourse contained in the Notes (the “Indemnification Agreement”); and

(i) Such other documents as may be required by this Agreement or the Commitment.

2.3 Terms of the Loan. The Loan will be advanced on the date of this Agreement. The principal balance of the Loan outstanding from time to time will bear interest for the period and at the rate set forth in the Notes, and be payable in accordance with the terms of the Notes. The outstanding principal balance, all accrued and unpaid interest and all other sums due and payable under the Notes or other Loan Documents, if not sooner paid, shall be paid in full at Loan Maturity.

2.4 Prepayments. Borrower shall have no right to make prepayments of the Loan in whole or in part except in accordance with the express terms of the Notes and Articles 10 and 11 of this Agreement.

2.5 PA/GA/TX Holdback. In accordance with Paragraph B.23.a of the Commitment, $3,343,450.00 of the proceeds of the Loan (the “PA/GA/TX Holdback”) shall be deposited in a non-interest bearing escrow account with Lender and held as additional security for the Loan until the funding of the IL Advance. If an Event of Default occurs or if the Borrower and/or its affiliates do not satisfy the conditions of the Commitment to the advance thereof prior to the expiration of the Commitment, Lender shall apply the PA/GA/TX Holdback against the principal balance of the Notes (on a pro rata basis) and the applicable prepayment fee in accordance with the Notes, except that, in such instance only, the words “fifty (50) basis points” in Section 2(a)(ii)(1) of the Notes shall be replaced with the words “one hundred fifty-five”. If: (i) pursuant to the Commitment, the IL Advance is funded to

Borrower and its affiliates, the PA/GA/TX Holdback shall be advanced to Borrower at the same time as the funding of the IL Advance; or (ii) Lender defaults under the Commitment and fails to fund the IL Advance, the PA/GA/TX Holdback shall be advanced to Borrower not later than the expiration date of the Commitment.

3. BORROWER’S COVENANTS. Borrower further covenants and agrees with Lender as follows:

3.1 Escrow Deposits.

(a) Unless specifically waived by a separate written agreement, Borrower shall deposit monthly with Lender a sum equal to one twelfth (1/12) of the amount reasonably estimated by Lender to be required to pay, at least thirty (30) days prior to their respective due dates, the annual taxes, assessments, ground rents (for the GA Site only) and insurance premiums for the Project (the “Escrow Account”). Lender shall not pay interest on or segregate the Escrow Account unless required to do so under applicable law. If Lender is required to segregate the Escrow Account, Borrower shall (i) execute such documents as Lender, in its reasonable discretion, deems necessary to perfect its security interest in the Escrow Account, and (ii) pay the reasonable third party costs of setting up and maintaining the Escrow Account.

(b) The Escrow Account is hereby pledged as additional security for the Loan and shall be held to be irrevocably applied for the purposes for which made hereunder and shall not be subject to the direction or control of Borrower; provided, however, that neither Lender, nor any depository holding such funds shall be liable for any failure to apply to the payment of taxes, assessments, ground rents or insurance premiums any amount so deposited unless (i) Borrower shall have requested Lender or said depository in writing to make application of such funds to the payment of the particular taxes, assessments, ground rents or insurance premiums as the case may be, accompanied by the bills therefor (unless Lender receives such bills directly, in which case Borrower shall not be required to deliver such written request), (ii) there shall exist no Default or Event of Default hereunder or under any of the Loan Documents, (iii) there are sufficient funds in the Escrow Account to pay the particular taxes, assessments, ground rents or insurance premiums and (iv) following payment of such taxes, assessments, ground rents or insurance premiums, in the reasonable opinion of Lender, the remaining balance of the Escrow Account plus the monthly deposits to be made prior to the due date of the next tax, ground rents or insurance bills, as applicable, will be enough to pay such bill(s) (and if the conditions in (i) – (iv) foregoing are satisfied, Lender shall cause funds from the Escrow Account to be disbursed on account of such then current taxes, assessments, ground rents and/or insurance premiums).

3.2 Payment of Taxes. Borrower shall pay (or cause to be paid) all real estate taxes, assessments and charges of every kind upon the Project before the same become delinquent; provided, however, that Borrower shall have the right to pay any such tax, assessment or charge under protest or to otherwise contest any such tax, assessment or charge but only if: (i) such contest has the effect of preventing the collection of such tax, assessment or charge so contested and also preventing the sale or forfeiture of the Project or any part thereof or any interest therein; and unless Borrower has paid the contested tax as a condition to its challenge, Borrower has deposited security in form and amount satisfactory to Lender, in its reasonable judgment; and (ii) Borrower has notified Lender in writing and in advance of its intent to contest such tax, assessment or charge. If Borrower shall fail to commence such contest or, having commenced such contest, shall thereafter fail to prosecute such contest in good faith or with due diligence, or, upon adverse conclusion of any such contest, shall fail to pay the tax, assessment or charge so contested, Lender shall have the right, but not the obligation, to pay and discharge any such tax, assessment or charge, and any interest or penalty thereon. Provided no Event of Default exists, such payment shall be made from the security deposited by Borrower with Lender for such purposes, if any. Any additional amounts expended by Lender on account thereof shall be deemed to constitute disbursements of the Loan proceeds hereunder (even if the total amount of disbursements would exceed the face amount of the Notes) and shall bear interest from the date expended at the Default Rate and be payable with interest upon demand. Lender in making any payment hereby authorized relating to any tax, assessment or charge, may do so according to any bill, statement or estimate procured from the appropriate public office without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, charge, sale, forfeiture, tax lien or title or claim thereof.

3.3 Maintenance of Insurance. Borrower shall maintain, or cause to be maintained, the following insurance coverages:

(a) Insurance against loss or damage by fire, vandalism, explosion and from such other hazards as are presently included in standard “All Risks” or “Special Causes of Loss” form endorsements, and an endorsement providing that such insurance shall not be voided by reason of the occupancy by any tenant of the Project. The amount of such insurance shall be not less than one hundred percent (100%) of the “full replacement cost” of the improvements on each Site without deduction for depreciation (but excluding the value of roads, foundations and similar improvements) and in no event less than the principal amount of the Note secured by the First Mortgage on each Site. During any period while buildings and/or tenant improvements on any Site are being constructed or reconstructed, the fire insurance required pursuant to this Section shall be in the form of a builders “all risk” policy on a completed value, non-reporting basis, including collapse and transit coverage, with deductibles and a soft cost endorsement in amounts reasonably satisfactory to Lender and such other endorsements as Lender may reasonably require. A blanket policy of casualty insurance may be provided so long as such policy specifically allocates to each Site the required amount of coverage hereunder and otherwise provides the same protection as would a separate policy insuring only each Site in accordance with this Section.

(b) Rent insurance against loss of income arising out of damage or destruction by fire or the perils of “All Risks” or “Special Causes of Loss” form casualty insurance in an amount equal to the actual loss for a period of twelve (12) months.

(c) General public liability insurance on an “occurrence” basis against claims for bodily injury or death and property damage occurring upon, in or about the Project in such amounts as Lender may from time to time reasonably require, but in no event less than One Million Dollars ($1,000,000.00) per occurrence per Site and Two Million Dollars ($2,000,000.00) per Site in the aggregate and Ten Million Dollars ($10,000,000.00) in excess or umbrella coverage per Site (or such larger amount as may be required by a lease for any Site).

(d) Worker’s compensation insurance in an amount equal to Borrower’s full statutory liability and covering all of Borrower’s employees (if any) wherever located and during any period while any improvements are being constructed or reconstructed, worker’s compensation insurance covering all persons employed in such construction or reconstruction, together with employer’s liability insurance in such an amount as Lender may from time to time reasonably require.

(e) Flood hazard insurance for any Site located in a special flood hazard area as required by law, up to the lesser of actual replacement cost or the maximum limits of insurance available under the National Flood Insurance Program authorized by the Flood Disaster Protection Act of 1973, as amended, or evidence that flood insurance is not required by law for each Site.

(f) If applicable, Broad Form Boiler and Machinery Insurance on all equipment and pressure-fired vehicles or apparatus situate on the Project, and providing for full repair and replacement cost coverage.

(g) Such other insurance on the Project, or any replacements or substitutions therefor, or additions thereto, and in such amounts as may from time to time reasonably be required by Lender against other insurable hazards or casualties which at the time are commonly insured against in the case of properties similar in type and use as the Project (including, without limitation, earthquake, windstorm, hurricane and terrorism coverage).

All insurance shall be subject to the reasonable approval of Lender as to insurance companies, amounts, contents and form of policies and expiration dates, and shall contain a non-contributory mortgagee clause in favor of and satisfactory to Lender excluding Lender from the operation of any coinsurance clause contained in any such policy and, as to the policies required under subsections (a), (b), (e), (f) and (g) above, naming Lender as first mortgagee and loss payee. The policy required under subsection (c) hereof shall name Lender as an additional insured party. All such policies shall be issued by companies authorized to do business in the State in which the applicable Site is situated and having a Best’s financial rating of A- or better and a size class rating of VII or larger and shall not contain a deductible in excess of $25,000.00 (with the exception of deductibles for damage caused by earthquake, flood, windstorm, hurricane and/or terrorism, which deductibles shall not exceed those carried for similar properties in the general geographic region of the applicable Site, provided such deductibles may nevertheless not exceed more than five percent (5%) of each Site’s Improvements’ replacement costs). Such policies shall provide for the payment of all costs and expenses incurred by Lender in the event of any contested claim; and shall not be canceled or otherwise terminated without at least thirty (30) days’ prior written notice to Lender (or ten (10) days in the case of non-payment).

Borrower will deliver certificates evidencing such insurance to Lender prior to the date hereof and not less than five (5) days prior to the expiration date of each such policy, will deliver to Lender certificates evidencing the renewal of each of such policies or other evidence reasonably satisfactory to Lender that coverage exists beyond the expiration date of such policies (which evidence may be in the form of a binder evidencing such coverage). Borrower’s failure to comply with the preceding sentence shall entitle Lender to immediately obtain such insurance at Borrower’s expense and it shall constitute an Event of Default for which no further notice or cure period shall apply. Borrower will not permit any condition to exist on the Project which would invalidate the insurance thereon.

Borrower shall promptly comply with and conform to all provisions of each insurance policy and all requirements of the insurers thereunder, applicable to Borrower or the Project, even if such compliance necessitates structural changes or improvements or results in interference with the use or enjoyment of the Project.

If Lender acquires title to the Project pursuant to proceedings under the Loan Documents or a deed in lieu of foreclosure, then all of Borrower’s estate, right, title and interest in and to all such policies (including unearned premiums thereon) and the proceeds thereof with respect to the Project, shall vest in Lender, unless such policies are blanket policies.

3.4 Mechanics’ Liens and Contest Thereof. Borrower will not suffer or permit any mechanics’ lien claims to be filed or otherwise asserted against the Project and will within thirty (30) days after Borrower’s Knowledge of the filing thereof, discharge (or caused to be discharged) the same if any claims for lien or any proceedings for the enforcement thereof are filed or commenced; provided, however, that Borrower shall have the right to contest in good faith and with due diligence the validity of any such lien or claim if (i) such contest (or the posting of statutory security) prevent the foreclosure of such lien, or (ii) Borrower deposits security in form and amount reasonably satisfactory to Lender, or (iii) Borrower furnishes to the Title Insurer such security or indemnity as it may require to enable the Title Insurer to insure Lender against all such claims, liens or proceedings.

3.5 Settlement of Mechanics’ Lien Claims. If Borrower shall fail promptly to discharge any mechanics’ lien claim filed or otherwise asserted or to contest any such claims in the manner provided in Section 3.4 hereof, or, having commenced to contest the same, shall thereafter fail to prosecute such contest in good faith or with due diligence, or fail to maintain such indemnity or security, as required or, upon adverse conclusion of any such contest, shall fail to cause any judgment or decree to be satisfied and lien to be promptly released, then, and in any such event, Lender may, at its election (but shall not be required to) (i) procure the release and discharge of any such claim and any judgment or decree thereon, without inquiring into or investigating the amount, validity or enforceability of such lien or claim, and (ii) effect any settlement or compromise of the same, or may furnish such security or indemnity, and any amounts expended by Lender in doing so, including premiums paid or security furnished in connection with the issuance of any surety company bonds, shall be deemed to constitute disbursements of the Loan proceeds hereunder (even if the total amount of disbursements would exceed the face amount of the Notes), and shall bear interest from the date expended until the date repaid at the Default Rate (as such term is defined in the Notes) and be payable together with such interest upon demand.

3.6 Maintenance, Repair and Restoration of Improvements. Borrower shall: (i) promptly repair, restore or rebuild any Improvements which may become damaged or be destroyed; and (ii) keep the Improvements on each Site in good condition and repair, without waste.

3.7 Leasing Actions.

(a) Leasing Actions Requiring Lender’s Consent. Borrower shall not, without Lender’s prior written consent (which shall not be unreasonably withheld), enter into or modify any lease (each of the foregoing actions, a “Leasing Action”), for more than 150,000 rentable square feet of space in any Site; provided, however, that (i) Lender’s consent shall not be required for amendments or renewals of such leases which amendments or renewals are permitted by right to the tenant under such leases without the consent of the landlord thereunder; and (ii) “Leasing Actions” shall not include the termination of a lease.

Lender will be deemed to have given its consent to a particular Leasing Action if Lender fails to respond to Borrower’s request for consent to such Leasing Action within ten (10) days of Lender’s receipt of a copy of the proposed document evidencing the Leasing Action and all other materials reasonably requested by Lender to permit it to review the proposed Leasing Action. All notices sent by Borrower to Lender seeking consent to a Leasing Action must state in at least 12 point boldface type that failure by Lender to respond within ten (10) days shall be deemed Lender’s consent to the requested Leasing Action.

Any Leasing Action made in violation of this Section 3.7(a), may be deemed by Lender in its sole discretion, as an Event of Default without any further notice or cure period.

(b) Leasing Actions Not Requiring Lender’s Consent. Borrower shall have the right, without the prior written consent of Lender, to perform Leasing Actions in the ordinary course of business with independent third party tenants for leases of less than 150,001 rentable square feet of space in any Site; provided, in the case of new leases or amendments or renewals, the rent under the applicable lease is at the market rate over the term of such lease, and is consistent with the then current market rents for competitors’ similar-type properties. Borrower will provide copies of all documentation for any such Leasing Action, within sixty (60) days after the execution thereof. If Lender so requests, at the time of their execution, Borrower will use commercially reasonable efforts to obtain executed estoppel certificates for all new leases and in the case of a new lease for a tenant occupying more than fifty percent (50%) of the rentable area of a Site, unless such lease by its terms is automatically subordinate to the lien of all existing or future first mortgages and all amendments thereto, a subordination, non-disturbance and attornment agreement on Lender’s then standard form or such other commercially reasonable form as is acceptable to both Lender and such tenant.

(c) Termination of Leases. Provided no Event of Default has occurred and is continuing, Borrower, in the ordinary course of business may terminate any lease for any Site (and retain any termination payment on account thereof) without Lender’s approval so long as after such termination, at least 85% of the rentable square footage of the Project remains leased to independent third party tenants under leases made pursuant to subsections 3.7(a) and/or (b) above; provided, however, that such occupancy test shall not apply and

Lender’s consent shall not be required as a condition to Borrower’s termination in good faith of the lease of any tenant that is in default thereunder. If consent is required, Lender will be deemed to have given its consent to the termination of a lease if Lender fails to respond to Borrower’s request for consent to such termination within ten (10) days of Lender’s receipt of Borrower’s request and all other materials reasonably requested by Lender to permit it to review the proposed termination. All notices sent by Borrower to Lender seeking consent to a lease termination must state in at least 12 point boldface type that failure by Lender to respond within ten (10) days shall be deemed Lender’s consent to the requested lease termination.

So long as no Event of Default then exists, any termination fee of $500,000 or less may be retained by Borrower. Any termination fee in excess of $500,000 shall be held by Lender in escrow without interest, pursuant to the terms of an escrow agreement reasonably acceptable to Borrower and Lender, and shall be used to pay the costs of tenant improvements and brokerage commissions in connection with any new lease(s) for the space being vacated by the tenant whose lease is being terminated. Among other terms, the escrow agreement shall provide that disbursements to Borrower from the escrow account shall be subject to the following terms and conditions:

(i) Borrower shall have delivered to Lender, either a fully executed lease (or leases) for all or any portion of the premises demised under the terminated lease, which new lease, either does not require Lender’s consent pursuant to Section 3.7(a) above or is approved by Lender pursuant to Section 3.7(b) above (any such lease, a “New Lease”);

(ii) The total amount disbursed from the escrow account for tenant improvements and leasing commissions for any New Lease shall not exceed the actual costs of the leasing commissions and tenant improvements incurred by Borrower in connection therewith;

(iii) In the case of tenant improvements, Borrower shall make a written request to Lender for each disbursement describing the work for which payment is requested accompanied by: (1) a certification from Borrower listing all contractors who performed work on the tenant improvements for such New Lease to date; (2) copies of the invoices from such contractors for which Borrower is requesting payment from the escrow account and conditional releases of liens from each of such contractors; and (3) a certified statement from Borrower’s third-party contractor of the actual costs incurred to date for such New Lease and the percentage of the tenant improvements completed to date for such New Lease;

(iv) In the case of leasing commissions, Borrower shall have delivered to Lender, a copy of the fully executed commission agreement and the independent third-party broker’s invoice therefor;

(v) Lender shall not be obligated to make disbursements more than once in any thirty (30) day period;

(vi) no Event of Default or Default shall exist on either the date Borrower makes a request for a disbursement or the date on which such disbursement is to be made;

(vii) prior to the final disbursement for tenant improvements for each New Lease, Borrower shall deliver to Lender: (1) a temporary or permanent certificate of occupancy for the premises demised thereunder from all Governmental Authorities having jurisdiction; and (2) an estoppel certificate from such tenant in form and content reasonably satisfactory to Lender, which states, among other things, that such New Lease is in full force and effect without any contingencies, the tenant has accepted its demised premises and is paying rent therefor on a current basis (or will be obligated to pay rent upon the expiration of any free rent period given under the terms of the lease) and that to such tenant’s knowledge all work required to be performed under such New Lease by Borrower has been satisfactorily completed. Borrower shall pay all of Lender’s reasonable out-of-pocket expenses incurred in implementing, administering and closing the escrow account, including, without limitation, reasonable attorneys’ fees and a disbursement fee of $250.00 per disbursement thereunder, which expenses may be paid from the escrow account; and

(viii) If there is an unused balance of a tenant’s termination fee after payment in full of the tenant improvements and leasing commissions for a New Lease, such unused balance shall be paid to Borrower unless the New Lease does not cover the entire demised premises under the terminated lease, in which event the balance shall be retained for tenant improvements and leasing commissions for a New Lease for the balance of such space until the vacated space is fully leased pursuant to a New Lease(s), at which time any unused balance shall be paid to Borrower.

Notwithstanding anything to the contrary contained herein, upon the occurrence of an Event of Default, any termination fee (or the remaining balance thereof) shall be applied by Lender in such amounts and such order on account of sums due under the Loan Documents as Lender in its sole discretion deems fit. Any termination of a lease made in violation of this Section 3.7(c) may be deemed by Lender in its sole discretion, as an Event of Default without any further notice or cure period.

3.8 Compliance With Laws. Borrower shall promptly comply with all applicable Laws of any Governmental Authority having jurisdiction over Borrower or the Project, and shall take all actions necessary to bring the Project into compliance with all applicable Laws, including, without limitation, all Building Laws (whether now existing or hereafter enacted).

3.9 Alterations. Without the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed), Borrower shall not (i) make any material alterations to any Site (other than completion of tenant work or expansion of existing improvements required in accordance with Approved Leases now or hereafter existing), or (ii) construct any new Improvements of any kind on any Site.

3.10 Personal Property. (i) All of Borrower’s personal property, fixtures, furnishings, furniture, attachments and equipment permanently located on the Project, shall always be located at the Project (unless rendered obsolete or otherwise replaced with that of equal or greater value) and shall also be kept free and clear of all chattel mortgages, conditional vendor’s liens and all other liens, encumbrances and security interests of any kind whatsoever (other than in favor of Lender), (ii) Borrower will be the absolute owner of such personal property, fixtures, furnishings, furniture, attachments and equipment, and (iii) Borrower shall, from time to time, furnish Lender with evidence of such ownership reasonably satisfactory to Lender, including searches of applicable public records.

3.11 Inspection by Lender. Borrower will reasonably cooperate (and will cause the managing agent to reasonably cooperate) with Lender in arranging for inspections of the Project (subject to the rights of tenants under leases for any Site) from time to time during normal business hours by Lender and its agents and representatives, provided that Lender shall provide Borrower with at least two (2) business days’ prior notice of such inspection.

3.12 Financial Statements/Rent Roll. Within ninety (90) days after the close of each of Borrower’s fiscal years, Borrower shall deliver to Lender: (a) a detailed operating statement for the Project showing income and expenses for such fiscal year, including a rent roll in substantially the form of the Rent Roll (and, if applicable, a schedule of gross receipts collected from each tenant obligated to pay additional rent based on a percentage of gross receipts), which statement shall be certified as true and complete by an officer of Borrower; and (b) a copy of the annual financial statement for Indemnitor for such fiscal year, certified as true and correct by an officer of Indemnitor. Additionally, Borrower will:

(i) promptly after Lender’s request, deliver to Lender copies of IIT REIT’s most recent audited annual financial statements;

(ii) promptly supply Lender with such information relating to the Project as Lender may hereafter reasonably request from time to time; and

(iii) during normal business hours and upon at least five (5) business days’ prior notice, permit Lender or any of its agents or representatives to have access to and examine and copy or abstract all of its books and records regarding the operation of the Project.

3.13 Documents of Further Assurance. Borrower shall, from time to time, upon Lender’s request, execute, deliver, record and furnish such documents as Lender may reasonably deem necessary or desirable to (i) perfect and maintain perfected as valid liens upon the Project, the liens granted by Borrower to Lender under the Mortgage and the collateral assignments and other security interests under the other Loan Documents as contemplated by this Agreement, (ii) correct any errors of a typographical nature or inconsistencies which may be contained in any of the Loan Documents, and (iii) consummate fully the transaction contemplated under this Agreement.

3.14 Operation of Project and Zoning. The Project shall be maintained in a manner similar to other like properties in the respective markets of each of the Sites and shall be used for the same general use as the Project is currently used. Borrower shall perform, in all material respects, all of its covenants, agreements and obligations under each of the leases for space in the Project. Borrower shall not initiate or acquiesce in a zoning variation or reclassification without Lender’s consent.

3.15 Management Agents’ and Brokers’ Contracts. Borrower shall not enter into, modify, amend, waive any material provision of, terminate (unless in good faith as a result of a default by the manager thereunder) or cancel any management agreement for any Site without the prior written approval of Lender, which shall not be unreasonably withheld or delayed. Borrower shall provide Lender with true and complete copies of all management, leasing and brokerage agreements affecting any Site within ten (10) days after Lender’s request therefor.

3.16 Notice to Lender of Future Building Violations. Borrower shall notify Lender within ten (10) days if Borrower receives any actual notice, action or lien notice that any Site violates or is alleged to violate any Building Law. The notice to Lender shall describe with particularity the Building Law violation and Borrower’s plan to promptly correct the violation.

3.17 No Secondary Financing; Single Purpose Covenants. Other than the Second Mortgages, there shall be no secondary financing encumbering the Project without the express prior written approval of Lender, which consent Lender has the right to withhold in its sole discretion. In addition, each Debtor:

(i) will not engage in any business unrelated to the ownership of its Site and the Loan;

(ii) will not have any assets other than those related to its Site;

(iii) will remain solvent and has maintained and will maintain adequate capital in light of its contemplated business operations (provided this subsection shall not require additional capital contributions from any Debtor’s members);

(iv) will have no indebtedness other than (a) the Loan, and (b) unsecured trade payables in the ordinary course of business relating to the ownership and operation of its Site which (1) do not exceed, at any time, a maximum amount of 4% of the original principal balance of the Note executed by such Debtor, and (2) are paid within 60 days of the date incurred;

(v) will not assume or guarantee or become obligated for the debts of any other person or entity or hold out its credit as being available to satisfy the obligations of any other person or entity (except for its Guaranty);

(vi) will not acquire obligations or securities of its partners, members or shareholders;

(vii) except in connection with the Loan and its Guaranty, has not pledged and will not pledge its assets for the benefit of any other person or entity; provided, however, that each Debtor’s sole member may pledge its membership interests in such Debtor (and IIT TX-GA-PA Holdco LLC may pledge its 99% limited partnership interest in IIT TX and its interests in ITT TX’s general partner) to an Institutional Lender (as hereinafter defined) as security for a loan subject to the following: the term of such mezzanine financing matures on or before the maturity date of the Loan; the ratio of the net operating income from the Site owned by such Debtor to the combined annual debt service on the Note signed by such Debtor and such mezzanine financing is at least 1.35:1.0 as determined by Lender in its reasonable discretion (and assuming a 30 year amortization schedule for the mezzanine financing); Lender approves, in its reasonable discretion, the documents evidencing and/or securing such mezzanine financing; the Institutional Lender providing such mezzanine financing enters into an intercreditor agreement in form and content reasonably satisfactory to Lender; Borrower shall pay for all of Lender’s reasonable out of pocket costs incurred in connection with such mezzanine financing, including, without limitation, Lender’s counsel fees; and

(viii) will not make loans to any person or entity.

As used herein:

(1) “Institutional Lender” means one or more of the following:

(A) a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such party referred to in this clause (A) satisfies the Eligibility Requirements (as hereinafter defined);

(B) an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, provided that any such party referred to in this clause (B) satisfies the Eligibility Requirements;

(C) an institution substantially similar to any of the foregoing entities described in clauses (A) or (B) that satisfies the Eligibility Requirements;

(D) any entity controlled by any of the entities described in clauses (A), (B) or (C) above;

(E) an entity created in connection with (1) a securitization of, (2) the creation of collateralized debt obligations (“CDO”) secured by, or (3) financing through an “owner trust” of, the mezzanine loan (any of the foregoing, a “Securitization Vehicle”), so long as (i) the special servicer or manager of such Securitization Vehicle has the Required Special Servicer Rating and (ii) the entire “controlling class” of such

Securitization Vehicle, other than with respect to a CDO Securitization Vehicle, is held by one or more entities that are otherwise Institutional Lenders under clauses (A), (B), (C) or (D) of this definition; provided that the operative documents of the related Securitization Vehicle require that (i) in the case of a CDO Securitization Vehicle, the “equity interest” in such Securitization Vehicle is owned by one or more entities that are Institutional Investors under clauses (A), (B), (C) or (D) of this definition and (ii) if any of the relevant trustee, special servicer, manager fails to meet the requirements of this clause (E), such party must be replaced by a party meeting the requirements of this clause (E) within thirty (30) days; or

(F) an investment fund, limited liability company, limited partnership or general partnership where a Permitted Fund Manager or an entity that is otherwise an Institutional Investor under clauses (A), (B), (C) or (D) of this definition acts as the general partner, managing member or fund manager and at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Institutional Investors under clauses (A), (B), (C) or (D) of this definition.

(2) “Eligibility Requirements” means, with respect to any party, that such party (i) has total assets (in name or under management) in excess of $600,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of $250,000,000, and (ii) is regularly engaged in the business of making or owning commercial real estate loans or operating commercial mortgage properties.

(3) “Permitted Fund Manager” means, any party that is (i) a nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (ii) investing through a fund with committed capital of at least $250,000,000 and (iii) not the subject of a bankruptcy or insolvency proceeding.

(4) “Required Special Servicer Rating” means: (i) a rating of “CSS1” from Fitch, Inc.; (ii) being on the Standard & Poors Ratings Services list of approved special servicers; or (iii) is a special servicer acting as special servicer in a commercial mortgage loan securitization that was rated by Moody’s Investor Services within the twelve (12) month period prior to the date of determination, and Moody’s has not downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as special servicer of such commercial mortgage securities.

4. REPRESENTATIONS AND WARRANTIES. To induce Lender to execute this Agreement and perform the obligations of Lender hereunder, Borrower hereby represents and warrants to Lender as follows:

4.1 Title. On the Loan Opening Date and thereafter, Borrower will have good and marketable fee simple title to the Project (other than the GA Land in which IIT GA will maintain a leasehold interest therein) subject, in each case, only to the Permitted Exceptions, as applicable.

4.2 No Litigation. There is no pending litigation or unsatisfied judgment entered of record against Borrower or the Project or to Borrower’s Knowledge threatened which would reasonably be expected to have a material adverse effect on: (i) the validity or priority of the lien of the Loan Documents; or (ii) the ability of Borrower or Indemnitor to perform its respective obligations under Loan Documents.

4.3 Due Authorization. The execution and delivery of the Loan Documents and all other documents executed or delivered by or on behalf of Borrower and Indemnitor, as applicable, pertaining to the Loan have been duly authorized or approved by Borrower and Indemnitor, as applicable, when executed and delivered by Borrower and Indemnitor, as applicable, will constitute the legal, valid and binding obligations of Borrower and Indemnitor, as applicable, enforceable in accordance with their respective terms except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditor’s rights, and the payment or performance thereof will be subject to no offsets, claims or defenses of any kind or nature whatsoever.

4.4 Breach of Laws or Agreements. The execution, delivery and performance of this Agreement and the other Loan Documents have not constituted (and will not, upon the giving of notice or lapse of time or both, constitute) a breach or default under any other agreement to which Borrower or Indemnitor, as applicable is a party or may be bound or affected, or a violation of any Law which may affect the Project, any part thereof, any interest therein, or the use thereof, or Borrower or Indemnitor.

4.5 Leases. Borrower has not entered into any leases or other arrangements for occupancy of space within the Project other than leases shown on the Rent Roll. All leases disclosed on the Rent Roll are in full force and effect and to Borrower’s Knowledge, there are no existing defaults thereunder.

4.6 Condemnation. No: (i) condemnation of any portion of any Site; (ii) to Borrower’s Knowledge, condemnation or relocation of any roadways abutting any Site; and/or (iii) denial of access to any Site from any point of access to any Site, has commenced or, to Borrower’s Knowledge, is threatened by any Governmental Authority.

4.7 Condition of Improvements. As of the date hereof, to Borrower’s Knowledge: (i) the foundations and structure of the improvements on each Site are structurally sound and the various mechanical systems have adequate capacities and are in good working condition; (ii) each Site complies with all applicable Building Laws; and (iii) certificates of occupancy with respect to each Site, and any other certificates which may be required to evidence compliance with building codes and permits and approval for full occupancy of the improvements on each Site and all installations therein have been issued by all appropriate authorities. As of the date hereof, no notice of violation of any Building Law has been received which has not been cured.

4.8 Information Correct. All financial statements furnished to Lender by Borrower or an Affiliate thereof fairly present the financial condition of Borrower and Indemnitor and were prepared in accordance with a method of preparation consistently applied, and all other information previously furnished by Borrower or any Affiliate thereof to Lender in connection with the Loan are true, complete and correct in all respects except as otherwise disclosed to Lender in writing and do not fail to state any material fact necessary to make the statements made not misleading. To Borrower’s Knowledge, Borrower has not misstated or failed to disclose to Lender any material and adverse fact actually known to Borrower as of the date hereof relating to: (i) the condition, use or operation of the Project; (ii) the status or any material condition of any lease at the Project; or (iii) Borrower or Indemnitor.

4.9 Material Adverse Change. As of the date hereof, no material adverse change in the operations or financial condition of Borrower or Indemnitor has occurred since the effective date of its financial statements previously submitted to Lender and, as of the date hereof, to Borrower’s Knowledge, no material adverse change in the condition (physical or economic) of the Project has occurred since the date of the Commitment.

4.10 Solvency. Borrower and Indemnitor are not (i) currently insolvent on a balance sheet basis, or (ii) currently unable to pay their debts as they come due and no bankruptcy or receivership proceedings are contemplated or pending as to them.

4.11 Zoning. As of the date hereof, to Borrower’s Knowledge, the use of the Project (including contemplated accessory uses) does not violate (i) any Law, or (ii) any restrictions of record, or any agreement affecting the Project or any part thereof. Without limiting the generality of the foregoing, as of the date hereof, to Borrower’s Knowledge, all consents, licenses and permits and all other authorizations or approvals (collectively, “Governmental Approvals”) required to be obtained by Borrower (as opposed to any tenant) relating to the use and operation of the Project have been obtained and complied with.

4.12 Utilities. To Borrower’s Knowledge, the Project has adequate water, gas and electrical supply, storm and sanitary sewerage facilities, other required public utilities, fire and police protection, and means of appropriate access between the Project and public rights-of-way.

4.13 Brokerage Fees. No brokerage fees or commissions are payable by or to any person in connection with this Agreement or the Loan to be disbursed hereunder other than fees payable to Draper and Kramer, Inc. (“Broker”), which fees shall be paid by Borrower.

4.14 Encroachments. To Borrower’s Knowledge, except as disclosed on the surveys of the Project previously delivered to Lender, no building or other improvement in the Project encroaches upon any building line, setback line, side yard line, or any recorded or visible easement (or other easement of which Borrower has Knowledge of with respect to the Project).

4.15 Separate Parcel. Each Site is taxed separately without regard to any other property and for all purposes each Site may be mortgaged, conveyed, and otherwise dealt with as an independent parcel.

4.16 ERISA. The assets of Borrower are not “plan assets” of any employee benefit plan covered by ERISA or Section 4975 of the Internal Revenue Code. To Borrower’s Knowledge, the transactions contemplated by this Loan Agreement by or with Borrower are not in violation of state statutes regulating investments of and fiduciary obligations with respect to “governmental plans”, as defined in Section 3(32) of ERISA.

4.17 Executive Order and Patriot Act. Borrower is not in violation of any laws relating to terrorism or money laundering, including the Executive Order and the Patriot Act.

4.18 No Default. No Event of Default has occurred and is continuing and, as of the date hereof, no Default exists.

4.19 Trade Name; Principal Place of Business. Borrower uses no trade name other than its actual name set forth herein. The principal place of business of Borrower is as stated on page 1 hereof.

4.20 FIRPTA. Borrower is not a “foreign person” within the meaning of Sections 1445 or 7701 of the Internal Revenue Code.

4.21 RICO. Borrower has not been charged with nor, to its Knowledge, is it under investigation for, possible violations of the Racketeer Influenced and Corrupt Organizations Act, the Continuing Criminal Enterprise Act, the Controlled Substance Act of 1978, or similar laws providing for the possible forfeiture of any of its respective assets or properties.

4.22 No Casualty. To Borrower’s Knowledge, no part of the Project has been damaged by fire or other casualty which has not been restored to substantially the condition existing prior to such casualty.

4.23 Truth of Recitals. All statements set forth in the Recitals are true and correct as of the date hereof.

5. CASUALTY AND CONDEMNATION.

5.1 Application of Insurance Proceeds. Notwithstanding anything else herein contained, if any Site or any part thereof, is damaged or destroyed by fire or other casualty of any kind or nature, ordinary or extraordinary, foreseen or unforeseen, including, without limitation, any casualty for which insurance coverage was not obtained or obtainable, then, unless an Event of Default (hereinafter defined)

has occurred and is continuing (in which case Lender shall have the right, in its sole discretion, to apply the Insurance Proceeds (as hereinafter defined) on account of the Loan in such order and amounts as Lender in its sole discretion may elect), the following shall apply:

(a) Borrower shall notify Lender of the occurrence thereof as soon as possible thereafter. Lender may make proof of loss thereof if not made diligently by Borrower. If an Event of Default occurs and is continuing, Lender may on behalf of Borrower adjust and compromise any claims under such insurance and collect and receive the proceeds thereof and endorse drafts, and in such circumstances Lender is hereby irrevocably appointed attorney-in-fact of Borrower for such purposes. Each insurance company concerned is hereby authorized and directed to make payment under such policies of casualty and rent insurance, including return of unearned premiums, directly to Lender instead of to Borrower and Lender jointly, and Borrower appoints Lender, irrevocably, as Borrower’s attorney-in-fact to endorse any draft thereof; provided, however, that if the cost of restoration thereof is less than $500,000.00 (the “Threshold Amount”), Borrower may collect and receive the proceeds thereof. All insurance proceeds collected on account of such damage or destruction, less the reasonable costs, fees and expenses, if any, incurred by Borrower (or Lender) in connection with adjustment of the loss and collection of the proceeds are hereinafter referred to as “Insurance Proceeds.”

(b) If the Insurance Proceeds are in excess of the Threshold Amount, the Insurance Proceeds shall be deposited with Lender to be held without interest and applied toward the cost of repair and/or restoration in accordance with the following subparagraphs:

(i) Any reasonable third-party costs associated with holding and disbursing Insurance Proceeds shall be borne by Borrower;

(ii) Borrower, at its sole cost and expense, and regardless of whether the Insurance Proceeds, if any, are sufficient for the purpose, shall proceed with reasonable diligence to repair, restore, replace or rebuild the Site to the same or better value, condition and character immediately prior to the damage or destruction. Such repairs, restoration, replacement and rebuilding are hereinafter referred to as the “Work.”

(iii) Plans and specifications for the Work shall be prepared by an architect selected by Borrower and approved in writing by Lender in its reasonable discretion, and thereafter the Work shall be performed by a reputable general contractor selected by Borrower and approved in writing by Lender, which approval will be not be unreasonably withheld or delayed.

(iv) Lender shall advance to Borrower, or to any contractors or subcontractors, as Lender may consider appropriate, within fifteen (15) days after receipt of Borrower’s written request, the amounts requested by Borrower (to the extent that the Insurance Proceeds are available for such purpose); provided, however, the aggregate of the amounts so advanced shall not exceed the actual value of the labor and materials incorporated into the Work at the time payment is requested (less any applicable retainage under the contracts for the Work); and provided further that Lender shall not be required to authorize such advances more often than once in any thirty (30) day period or in monthly aggregate amounts less than Five Thousand Dollars ($5,000.00). Each request for an advance shall be subject to the approval of Lender (which approval shall not be unreasonably withheld or delayed) and shall be accompanied by (A) an architect’s statement certifying that the labor and materials for which payment is requested have been incorporated into the Work, that the value is as estimated, and that the Work has been performed in a good and workmanlike manner and in substantial accordance with the plans and specifications; and (B) such bills, invoices, contracts, vouchers, conditional lien waivers and other supporting material as Lender may reasonably request. Lender shall have the right to inspect the Work as it progresses, but such inspections shall not be construed as a waiver of any misstatement or omission in any of the aforesaid architect’s statements.

(v) The requirements of this Agreement pertaining to subordinate liens, insurance coverage, and compliance with all Laws shall be applicable to the Work.

(vi) If the Insurance Proceeds are less than the anticipated total cost of the Work, Borrower shall deposit with Lender, the amount of the deficit as reasonably estimated by Lender and which shall be expended on account of the Work prior to Lender’s being obligated to make any disbursements of the Insurance Proceeds.

(vii) Any Insurance Proceeds in excess of amounts required for the Work shall be the property of Borrower and shall be paid to Borrower promptly after final completion of the Work.

(viii) Notwithstanding anything else herein contained, Lender shall not be obligated to make any Insurance Proceeds available for the Work unless: (A) the Work can be completed before the earlier to occur of one (1) year from the date of the casualty or the Maturity Date (provided, however, that such outside completion date shall be extended to the earlier to occur of eighteen (18) months from the date of the casualty or the Maturity Date, if at the time of the casualty, Borrower, in its discretion, has elected to maintain rental loss insurance on the affected Site in an amount equal to the actual loss for a period of eighteen (18) months); and (B) the leases covering at least eighty-five percent (85%) of the then (at the time of the casualty) rented space in the affected Site will by their terms (or by written confirmation from the applicable tenant(s)) remain in full force and effect until completion of the Work, subject only to rent abatement pending completion of the Work.

(ix) The monthly payments due under the Note secured by the First Mortgage on the affected Site shall not be postponed or otherwise affected during such reconstruction. Borrower shall continue such payments in accordance with the terms of such Note at all times, including all periods between occurrence of the casualty and completion of the Work.

5.2 Application of Insurance Proceeds If an Event of Default Occurs. If an Event of Default has occurred and is continuing at the time the casualty occurs or at any time during the performance of the Work, Lender may, in its sole discretion, elect to apply the Insurance Proceeds to reduction of the Notes (including any applicable prepayment premium) or to the cost of the Work.

5.3 Condemnation. The foregoing provisions concerning Insurance Proceeds shall also apply to the proceeds of any condemnation of any Site or part thereof by any public authority exercising the right of eminent domain, except that:

(i) if the entire Site is condemned, or if Lender, in its reasonable judgment, concludes that the affected Site cannot be restored to an economically viable unit, the condemnation proceeds shall be applied on account of the Note secured by the First Mortgage encumbering the Site without any prepayment premium and if the proceeds exceed the balance of such Note, the excess shall be applied pro rata against the principal balance of the other Notes without any prepayment premium; and

(ii) subsection 5.1(b)(vii) shall not apply and Lender shall have the right in its sole discretion to apply any condemnation proceeds in excess of amounts required for the Work on account of the principal balance of the Note secured by the First Mortgage on the Site or to pay them to Borrower. Borrower shall give Lender notice of the actual or threatened commencement of any proceedings in the nature of eminent domain affecting any Site within ten (10) days after gaining Knowledge thereof, and will deliver to Lender copies of any papers served upon Borrower in connection with any such proceedings.

Notwithstanding anything to the contrary contained herein, so long as no Event of Default has occurred and is continuing, if the condemnation proceeds for any Site are less than the Threshold Amount, they shall be retained by Borrower to be used on account of the costs of restoring the affected Site, even if the restoration costs are less than the condemnation proceeds.

6. ASSIGNMENTS/DUE ON SALE.

6.1 Lender’s Right to Sell Participations and Securitize the Loan. Borrower agrees that Lender shall have the right to sell participations in the Loan or to include the Notes in a securitized pool of indebtedness without the consent of Borrower.

6.2 Prohibition of Transfers by Borrower. Except as provided in Section 6.3, if the Project or any part thereof, or any direct or indirect interest therein or in Borrower or any of its constituent entities, is sold, conveyed, assigned or transferred, including, without limitation, any transfers by operation of law, such as a merger or consolidation (each of the foregoing, a “Transfer”) without Lender’s prior written consent (which Lender may withhold in its sole discretion), it shall constitute an Event of Default for which no notice or cure period shall be applicable.

6.3 Permitted Transfers. The following Transfers shall not require the consent of the Lender or the payment of any transfer fee (but Borrower shall pay Lender’s reasonable out of pocket costs and expenses incurred in connection therewith), and such Transfers shall not be an Event of Default or cause the acceleration of the Loan, provided that Borrower satisfied the following conditions (each a “Permitted Transfer”):

(a) Transfers Not Resulting in a Change of Control. A Transfer by holders of direct or indirect interests in Borrower (each, an “Interest Holder”) as of the date hereof (including, without limitation, those interests held, directly or indirectly, by IIT REIT or Industrial Income Operating Partnership LP (“IIOP”)) to another person or entity who is not an Interest Holder; provided, however, that (i) after taking into account any prior Permitted Transfers pursuant to this sentence, whether to the proposed transferee or otherwise, no such Permitted Transfer (or series of Transfers) shall result in a change of Control of Borrower or the day to day operations of the Project, (ii) Borrower shall give Lender notice of such Permitted Transfer together with copies of all instruments effecting such Permitted Transfer reasonably requested by Lender, not less than thirty (30) days after the later of (X) the date of such Permitted Transfer, or (Y) the date IIT REIT receives Knowledge of such Permitted Transfer; and (iii) no Event of Default shall have occurred and be continuing;

(b) Transfer of Securities in IIOP or IIT REIT: any Transfer, sale, assignment or issuance, from time to time, of (i) any securities in IIT REIT, or (ii) any operating partnership units in IIOP; provided, however, that IIT REIT and IIOP shall continue to Control directly or indirectly, Borrower on the date of such Permitted Transfer;

(c) Certain Liquidity Event: (i) any transfer, sale, assignment, or issuance from time to time, of all or substantially all of the shares of stock or assets in IIT REIT or IIOP, (ii) any Transfer by operation of law resulting from the merger, consolidation, or non-bankruptcy reorganization, of IIT REIT or IIOP, (iii) the listing of the securities in IIT REIT or IIOP on a national securities exchange, or (iv) the conversion of IIT REIT or IIOP, or any subsidiary thereof, into an “open end fund”; provided, however, that, to the extent that any Permitted Transfer under subsections (i) or (ii) above, results in a change in Control of IIT REIT or IIOP, as applicable, then Borrower must satisfy each of the applicable conditions relating to an assumption of the Loan by a new transferee pursuant to Section 6.4 hereof (“Two Time Right to Transfer Property”);

(d) Transfer of Publicly Traded Interests: a sale, issuance or transfer of shares or other securities of any of IIT REIT, IIOP, or any Affiliates thereof, which are listed on any national securities exchange; and

(e) Transfers Amongst Interest Holders: any Transfer of any direct or indirect interests in Borrower amongst any Interest Holders.

6.4 Two-Time Transfer of the Project. Borrower and its first transferee, shall each have a one-time right, provided no Event of Default has occurred and is continuing, to sell or transfer all (but not less than all) of the Sites (the “Third-Party Transfer”) to a party with experience or to a party who retains a manager with experience, reasonably satisfactory to Lender (provided, however, that if the Third-Party Transferee (as hereinafter defined) is other than a Qualified Transferee, then Lender shall have sole discretion of the approval of the Third Party Transferee), in managing properties similar to the Project that, at the time of proposed Third Party

Transfer, owns and/or manages at least seven million square feet of industrial space, and has a minimum net worth of not less than one hundred million dollars (“Third-Party Transferee”). The Third-Party Transfer shall be further conditioned upon:

(i) The payment by Borrower to Lender of a transfer fee equal to one-half percent (0.50%) of the aggregate of the then outstanding principal balance of the Notes (a nonrefundable $25,000 deposit toward such transfer fee shall be due at the time Borrower initially requests the Third-Party Transfer; the balance of the transfer fee shall be due on the closing of the Third-Party Transfer); provided, however, that the transfer fee for the second Third-Party Transfer shall be one percent (1%) of the aggregate of then outstanding principal balance of the Notes;

(ii) The reimbursement of all of Lender’s reasonable expenses, costs and fees including reasonable legal fees of outside counsel, incurred in connection with the Third-Party Transfer;

(iii) The Third-Party Transferee and such general partners or principals of the Third-Party Transferee as Lender may request, assuming, in form and substance satisfactory to Lender, all obligations of Borrower under the Loan Documents arising from and after such Third-Party Transfer, including, without limitation, the Environmental Indemnity Agreement and the Indemnification Agreement, with the same degree of recourse liability as Borrower and subject to the same exculpatory provisions. Lender hereby acknowledges that pension funds and entities that are subject to Shariah compliance generally do not accept personal liability under environmental and carve-out indemnity agreements. In the event that the proposed Third Party Transferee is a pension fund or Shariah compliant entity that in all other respects satisfies the conditions to become a Third-Party Transferee as set forth in this Section, Lender shall not require such party to assume personal liability under the Environmental Indemnity Agreement or the Indemnification Agreement;

(iv) Lender’s receipt of a title policy complying with the requirements of the Commitment and otherwise in form and substance reasonably acceptable to Lender, updated to the date of the Third-Party Transfer, evidencing that such Third-Party Transfer will not adversely affect Lender’s first and prior lien on each Site or adversely affect any other rights or interests granted to Lender under the Loan Documents; provided, however, that (1) the new title policy shall not contain any encumbrances not approved by Lender which did not exist on the date of this Agreement; (2) the title policy shall otherwise be of equal or greater protection than the original title policy; and (3) the title policy must contain all endorsements which the original policy did, including, but not limited to first-loss endorsement, tie-in endorsements, and any other cross-collateralization endorsements;

(v) Lender’s receipt of opinions of counsel to the Third-Party Transferee reasonably acceptable to Lender that all previous opinions pertaining to Borrower and Indemnitor (to the extent applicable to the Third-Party Transferee) are true with respect to the Third-Party Transferee and that the Third-Party Transferee has duly assumed the Loan Documents, and same are valid and enforceable against the Third-Party Transferee and the Project, and that Borrower has the requisite power and authority to properly transfer the Project; and

(vi) Lender’s receipt and reasonable approval of the Third-Party Transferee’s resume and financial statements that confirm satisfaction of the experience and net worth requirements set forth above; further provided, however, that the Third-Party Transferee may not have sued or threatened to sue Lender or any of its Affiliates in the 10 years prior to the contemplated Third-Party Transfer.

Provided the foregoing conditions are satisfied, Lender agrees to release Borrower and Indemnitor from liability under the Loan Documents for matters occurring after the Third-Party Transfer; provided, however, that Borrower’s and Indemnitor’s liability for acts or omissions arising out of its duties and obligations under the Loan Documents shall not be impaired, prejudiced or affected in any way whatsoever for matters arising or occurring prior to the Third-Party Transfer, whether known or unknown at that time.

6.5 Successors and Assigns. Subject to the foregoing restrictions on transfer and assignment contained in this Article 6, this Agreement shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and assigns.

7. EVENT OF DEFAULT.

7.1 Events of Default. The occurrence of any one or more of the following shall constitute an “Event of Default,” as such term is used herein:

(a) If Borrower fails to pay any sum due hereunder or under any other Loan Document and such failure continues for five (5) days after the date when due;

(b) If Borrower defaults in the performance of any of its non-monetary covenants, agreements and obligations under this Agreement and fails to cure such default within thirty (30) days after written notice thereof from Lender; provided, however, that if such default is reasonably susceptible of cure, but cannot be cured within such thirty (30) day period, then so long as Borrower promptly commences cure and thereafter diligently pursues such cure to completion, the cure period shall be extended for an additional ninety (90) days, within which Borrower may complete such cure;

(c) If any representation or warranty contained in any Loan Document or any other document furnished to Lender under any Loan Document is not true in any material respect;

(d) If any petition is filed by or against Borrower or Indemnitor under the Federal Bankruptcy Code or any similar state or federal Law, whether now or hereafter existing (and, in the case of involuntary proceedings, failure to cause the same to be vacated, stayed or set aside within one hundred twenty (120) days after filing);

(e) If any assignment, pledge, encumbrance, transfer, hypothecation or other disposition is made in violation of Article 6 of this Agreement; or

(f) If a default occurs under any other Loan Document and such default continues beyond all applicable notice and grace periods, if any, contained therein.

7.2 Cure of Event of Default. If an Event of Default occurs and Borrower thereafter cures such Event of Default before the exercise of any remedies by Lender, Lender agrees to consider a written request by Borrower for Lender to confirm in writing that such Event of Default has been cured.

8. REMEDIES.

8.1 Remedies Conferred Upon Lender. Upon the occurrence of any Event of Default, Lender shall have the right (but not the obligation) to pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that all such remedies shall be cumulative and that no such remedy shall be to the exclusion of any other:

(a) Declare the Notes to be immediately due and payable;

(b) Use and apply any monies deposited by Borrower with Lender, including amounts in the Escrow Account, regardless of the purpose for which the same was deposited, to cure any such Event of Default or to apply on account of any indebtedness under this Agreement which is due and owing to Lender; and

(c) Exercise or pursue any other right or remedy permitted under this Agreement or any of the Loan Documents or conferred upon Lender or available to Lender at law or in equity or otherwise.

8.2 Non-Waiver of Remedies. No waiver of any breach or default hereunder shall constitute or be construed as a waiver by Lender of any subsequent breach or default or of any breach or default of any other provision of this Agreement.

9. GENERAL PROVISIONS.

9.1 Captions. The captions and headings of various Articles and Sections of this Agreement and Exhibits pertaining hereto are for convenience only and are not to be considered as defining or limiting in any way, the scope or intent of the provisions hereof.

9.2 Merger. This Agreement and the other Loan Documents and instruments delivered in connection herewith, as may be amended from time to time in writing, constitute the entire agreement of the parties with respect to the Project and the Loan, and all prior discussions, negotiations and document drafts are merged herein and therein. If there are any inconsistencies between the Commitment and this Agreement or the other Loan Documents, the terms contained in this Agreement and the other Loan Documents shall prevail. Neither Lender nor any employee of Lender has made or is authorized to make any representation or agreement upon which Borrower may rely unless such matter is made for the benefit of Borrower and is in writing signed by an authorized officer of Lender. Borrower agrees that it has not and will not rely on any custom or practice of Lender, or on any course of dealing with Lender, in connection with the Loan unless such matters are set forth in this Agreement or the other Loan Documents or in an instrument made for the benefit of Borrower and in a writing signed by an authorized officer of Lender.

9.3 Notices. Any notice or other communication which any party hereto may be required or may desire to give hereunder shall be in writing, and be sent via overnight delivery by reputable overnight courier, or by United States registered or certified mail, postage prepaid, return receipt requested, and shall be deemed given upon receipt or refusal, as applicable, addressed as follows:

If to Borrower:

IIT SUGARLAND INTERCHANGE DC LP

IIT ATLANTA LIBERTY DC LLC

IIT YORK-WILLOW SPRINGS LLC

518 17th Street, Suite 1700

Denver, CO 80202

Attn: Jackie Hawkey

If to Lender:

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

8515 East Orchard Road – 3T2

Greenwood Village, CO 80111

Attn: Commercial Mortgages

or at such other address as the party to be served with notice may have furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice.

9.4 Modification; Waiver. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is sought.

9.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE INTERNAL LAWS (AS OPPOSED TO THE LAWS OF CONFLICTS) OF THE STATE OF COLORADO.

9.6 Disclaimer by Lender.

(a) This Agreement is made for the sole benefit of Borrower and Lender and no other party shall have any benefits, rights or remedies under or by reason of this Agreement, or by reason of any actions taken by Lender pursuant to this Agreement. Lender shall not be liable for any debts or claims accruing in favor of any third parties against Borrower or others or against the Project. Lender, by making the Loan or taking any action pursuant to any of the Loan Documents, shall not be deemed a partner or a joint venturer with Borrower or fiduciary of Borrower.

(b) Any review, investigation or inspection conducted by Lender, any architectural or engineering consultants retained by Lender or any agent or representative of Lender, in order to verify independently Borrower’s satisfaction of any conditions precedent to the disbursement of the Loan, Borrower’s performance of any of its obligations hereunder, or the truth of any representations and warranties made by Borrower hereunder (regardless of whether or not the party conducting such review, investigation or inspection should have discovered that any of such conditions precedent were not satisfied or that any such obligations were not performed or that any such representations or warranties were not true), shall not affect (or constitute a waiver by Lender of) (i) any of Borrower’s representations and warranties hereunder or Lender’s reliance thereon, or (ii) Lender’s reliance upon any certifications required hereunder or any other facts, information or reports furnished Lender by Borrower hereunder.

(c) By accepting or approving anything required to be given to Lender pursuant to the Loan Documents, including any certificate, financial statement, survey, appraisal, lease or insurance policy, Lender shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term thereof and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by Lender.

9.7 Right of Lender to Make Advances to Cure Borrower’s Defaults. Upon the occurrence of an Event of Default, Lender may (but shall not be required to) cure such Event of Default. Any funds advanced by Lender in the exercise of such cure are deemed to be obligatory advances hereunder and any amounts expended (whether by disbursement of undisbursed Loan proceeds or otherwise) by Lender in so doing, shall constitute additional indebtedness evidenced and secured by the Notes, the Mortgage and the other Loan Documents, shall bear interest from the date expended at the Default Rate and be payable together with such interest upon demand.

9.8 Definitions Include Amendments. Definitions contained in this Agreement which identify documents, including the Loan Documents, shall be deemed to include all amendments to such documents after the date hereof. Reference to this Agreement contained in any of the foregoing documents shall be deemed to include all amendments and to this Agreement.

9.9 Time Is of the Essence. Time, whenever mentioned in any Loan Document, shall be of the essence.

9.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

9.11 Waiver of Consequential Damages. In no event shall Lender be liable to Borrower for consequential damages, whatever the nature of a breach by Lender of its obligations under this Loan Agreement or any of the other Loan Documents, and Borrower hereby waives all claims for consequential damages.

9.12 Jurisdiction and Venue. With respect to any suit, action or proceedings relating to this Agreement, the Project, or any of the other Loan Documents (“Proceedings”) each party irrevocably (i) submits to the non-exclusive jurisdiction of the state and federal courts located in the State of Colorado and where the Project is located, and (ii) waives any objection which it may have at any time to the laying of venue of any proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have jurisdiction over such party. Nothing in this Agreement shall preclude either party from bringing Proceedings in any other jurisdiction nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

9.13 Severability. If any provision of this Agreement is found by a court of law to be in violation of any applicable Law, the remainder of this Agreement shall be construed as if such unenforceable provision was not contained herein and the rights and obligations of Borrower and Lender under the remainder of this Agreement shall continue in full force and effect.

9.14 Incorporation of Recitals. The Recitals set forth herein and the Exhibits attached hereto are incorporated herein and expressly made a part hereof.

9.15 WAIVER OF JURY TRIAL. BORROWER AND LENDER EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS AGREEMENT AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY.

9.16 Limitation of Liability. Anything contained herein to the contrary notwithstanding, it is expressly understood and agreed that enforcement of Borrower’s liability hereunder shall be limited as set forth in Paragraph 11 of the Notes.

10. PARTIAL RELEASE OF COLLATERAL. Lender agrees to release from time to time, one or more of the Sites from the lien of the Mortgage, upon Borrower’s written request, subject to the following terms and conditions:

(a) The aggregate principal balance of the Note or Notes secured by the First Mortgages encumbering the Site(s) to be released shall not exceed $33,434,500.00, on a cumulative basis;

(b) On the date of Borrower’s request and on the date of the scheduled release, no Event of Default shall have occurred and be continuing; provided,

however, that if an Event of Default has occurred and is continuing that is caused solely by a non-monetary default that is specific to a single Site and which Event of Default can be cured by a release of such Site in accordance with this Article, Borrower may obtain the release of such Site in accordance with this Article notwithstanding the existence of such Event of Default;

(c) On the date requested by Borrower for such release, Borrower shall pay to Lender a release payment equal to the sum of: the then outstanding principal balance of the Note secured by the First Mortgage encumbering each Site to be released, plus five percent (5%) of such principal amount (the “Five Percent Payment”); plus, if applicable, the prepayment premium calculated pursuant to the Note secured by the First Mortgage on each Site being released;

(d) The principal amount of the Note secured by the First Mortgage encumbering each Site is as follows:

Site	Principal Amount of Note
TX Land	$19,185,000.00
GA Land	$21,629,000.00
PA Land	$26,055,000.00

Each Five Percent Payment shall be applied to reduce the principal amount of the remaining Notes on a pro rata basis as determined by Lender in its reasonable discretion. Upon such election by Lender, such chart shall be amended pursuant to an amendment to this Agreement prepared by Lender at Borrower’s expense. The balance of the release payment (excluding the prepayment penalty) shall be applied against the outstanding principal balance of the Note secured by the First Mortgage on each released Site;

(e) The Loan to value ratio of the Project immediately after the release of the Site(s) will not exceed the Loan to value ratio of the Project (including the Site(s) proposed to be released) immediately prior to the proposed release, as determined by Lender in its reasonable discretion (and Borrower shall have the right to prepay a portion of the Loan (together with any applicable prepayment premium) in order to satisfy this requirement), which prepayment shall be allocated to the outstanding principal balance of the remaining unpaid Notes on a pro rata basis);

(f) The Debt Coverage Ratio of the Project after the release of the Site(s) will not be less than the Debt Coverage Ratio for the Project prior to the release, as determined by Lender in its reasonable discretion As used herein, “Debt Coverage Ratio” shall mean the ratio of the projected annual net rent from the Project for the next 12 months (i.e., the annual gross rent, net of any taxes, insurance, and other operating expenses plus a reasonable amount for a reserve for capital repairs not to exceed ten cents ($0.10) per square foot) to the annual debt service on the Loan for such period (and Borrower shall have the right to prepay a portion of the Loan (together with any applicable prepayment premium) in order to satisfy this requirement), which prepayment shall be allocated to the outstanding principal balance of the remaining unpaid Notes on a pro rata basis);

(g) Borrower shall pay all of Lender’s reasonable fees, costs, and expenses in connection with such release, which shall include a $10,000 processing fee per Site (which shall be due at the time of the request and shall become non-refundable if the release is approved) and all of Lender’s outside counsel fees, and any title insurance charges;

(h) All recording costs for the release documents shall be borne by Borrower;

(i) No release payment shall postpone the due date of any subsequent monthly payment due under the remaining unpaid Notes nor in any way postpone or otherwise affect the Maturity Date; provided, however, that if such release occurs after July 1, 2016, the monthly payments of principal and interest due under the remaining unpaid Notes shall be adjusted based on the remaining term of the 30-year amortization schedule on which the monthly payments were originally based, which adjustment shall be documented in note modification agreements prepared by Lender’s counsel at Borrower’s expense;

(j) Upon completion of the release, Lender shall: (i) release the Debtor(s) owning the released Site(s) from liability under the Loan Documents; provided, however, that such release shall not extend to such Debtor(s)’ liability under the Environmental Indemnity for Costs (as such term is defined in the Environmental Indemnity) incurred by Lender from Contamination (as such term is defined in the Environmental Indemnity) or any violation of any Environmental Law (as such term is defined in the Environmental Indemnity) solely with respect to the released Site(s), first occurring after such release (provided such Debtor(s) shall have the burden of proving when such Contamination or violation first occurred); (ii) return the Note(s) executed by such Debtor(s) to such Debtor(s); and (iii) deliver to such Debtor(s) for recording, a satisfaction or release of the Mortgage encumbering such released Site(s) in recordable form;

(k) Borrower’s right to obtain a release of a Site pursuant to this Article 10 is personal to Borrower, its Affiliates, any Permitted Transferee, and any Qualified Transferee and shall not be assignable or exercisable by any other transferee whatsoever and shall automatically become null and void after a Third Party Transfer except to a Qualified Transferee.

11. SUBSTITUTION OF COLLATERAL. Borrower shall have the right from time to time, to substitute other real estate reasonably acceptable to Lender (“Substitute Collateral”) for any Site and to obtain the release thereof from the lien of the Loan Documents, subject to the following terms and conditions:

(a) On the date of Borrower’s request for a substitution and on the date of the scheduled substitution, no Event of Default shall be in existence;

(b) The aggregate principal balance of the Note or Notes secured by the First Mortgages encumbering the Site(s) to be substituted shall not exceed $33,434,500.00, on a cumulative basis;

(c) Borrower gives Lender at least 30 days’ prior written notice of its request for a substitution along with a payment of $10,000.00 for each Site to be substituted as a substitution fee; which fee is non-refundable regardless of whether the requested substitution is consummated;

(d) Fee simple title to the Substitute Collateral must be vested in a single purpose entity that is an Affiliate of IIT REIT;

(e) The Substitute Collateral must be a bulk warehouse or light industrial facility in the same general geographic area as the existing Site, or another location reasonably acceptable to Lender.

(f) Lender shall have the right to review and underwrite any proposed Substitute Collateral (subject to subsections (g) and (h) below); without limiting the generality of the foregoing, Borrower shall provide and Lender shall have the right to review and approve the following for the Substitute Collateral, all of which shall be obtained at Borrower’s expense: (i) an ALTA survey; (ii) as-built plans and specifications of all Improvements; (iii) certificates of occupancy and evidence of compliance with local zoning code, which evidence may be in the form of a planning and zoning report; (iv) all leases; (v) estoppel certificates from all tenants and subordination agreements from all tenants whose lease is not automatically subordinated to future mortgages by its terms or which contains a right to purchase the Substitute Collateral; (vi) insurance coverage consistent with the requirements of this Agreement; (vii) a rent roll; (viii) operating statements, budgets and other financial information concerning the operation of the proposed Substitute Collateral as Lender may reasonably require; (ix) an engineering report; (x) an environmental report; (xi) an Appraisal; (xii) a seismic report (if the Substitute Collateral is in California, the Pacific Northwest or New Madrid seismic area) and (xiii) new title insurance for the Substitute Collateral and acceptable title endorsements to Lender’s existing title insurance policies insuring the lien of the Mortgage, if required by Lender;

(g) The Loan to value ratio of the Project after the Substitution of Collateral, does not exceed the Loan to value ratio of the Project immediately prior to the proposed substitution, as determined by Lender in its reasonable discretion (and Borrower shall have the right to prepay a portion of the Loan (together with any applicable prepayment premium) in order to satisfy this requirement), which prepayment shall be allocated to the outstanding principal balance of the remaining unpaid Notes on a pro rata basis);

(h) The Debt Coverage Ratio of the Project after the Substitution of Collateral is not less than the Debt Coverage Ratio for the Project immediately prior to the proposed substitution, as determined by Lender in its reasonable discretion (and Borrower shall have the right to prepay a portion of the Loan (together with any applicable prepayment premium) in order to satisfy this requirement), which prepayment shall be allocated to the outstanding principal balance of the remaining unpaid Notes on a pro rata basis);

(i) Borrower shall have executed and delivered to Lender a deed of trust or mortgage and an assignment of leases encumbering the Substitute Collateral, an environmental indemnity with respect to the Substitute Collateral in form and content similar to the Environmental Indemnity and such other documents as may be required by Lender with respect to the Substitute Collateral;

(j) Borrower shall execute and deliver such documents and/or amendments or modifications to the existing Loan Documents as may be necessary to fully encumber the Substitute Collateral as collateral for the Loan and to cross-collateralize and cross-default the security documents encumbering the Substitute Collateral with the existing Loan Documents;

(k) In addition to the substitution fee, Borrower shall pay all reasonable out-of-pocket costs incurred by Lender in connection with any substitution, including without limitation, all reasonable legal fees, title charges and appraisal fees, whether or not the substitution is consummated;

(l) Upon completion of the substitution, Lender shall: (i) release the Debtor(s) owning the substituted Site(s) from liability under the Loan Documents; provided, however, that such release shall not extend to such Debtor(s)’ liability under the Environmental Indemnity for Costs (as such term is defined in the Environmental Indemnity) incurred by Lender from Contamination (as such term is defined in the Environmental Indemnity) or any violation of any Environmental Law (as such term is defined in the Environmental Indemnity) solely with respect to the substituted Site(s), first occurring after such substitution (provided such Debtor(s) shall have the burden of proving when such Contamination or violation first occurred); and (ii); deliver to such Debtor(s) for recording, a release of the Mortgage encumbering such substituted Site(s) in recordable form; and

(m) The right to Substitute Collateral pursuant to this Article 11 is personal to Borrower, its Affiliates, any Permitted Transferee, and any Qualified Transferee and shall not be assignable or exercisable by any other transferee whatsoever and shall automatically become null and void after a Third Party Transfer except to a Qualified Transferee.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, Borrower and Lender have executed this Loan Agreement as of the day and year first set forth above.

BORROWER:

IIT SUGARLAND INTERCHANGE DC LP, a Delaware limited partnership, its general partner

By:	/s/ Thomas G. McGonagle
	Name:	Thomas G. McGonagle
	Title:	CFO

IIT ATLANTA LIBERTY DC LLC, a Delaware limited liability company

By:	/s/ Thomas G. McGonagle
	Name:	Thomas G. McGonagle
	Title:	CFO

IIT YORK-WILLOW SPRINGS DC LLC, a Delaware limited liability company

By:	/s/ Thomas G. McGonagle
	Name:	Thomas G. McGonagle
	Title:	CFO

LENDER: GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

By:	/s/ Brian Schwartz
	Name:	Brian Schwartz
	Title:	Vice President

By:	/s/ Craig Ross
	Name:	Craig Ross
	Title:	Assistant Manager

EXHIBIT A-1

TX LAND

EXHIBIT A-2

GA LAND

EXHIBIT A-3

PA LAND